HAMMER STOCK VALUED AT $3 PER SHARE IN LATEST ROUND OF DEBT RESOLUTION
SIGNALING STRONG CONFIDENCE IN FIRM'S PIVOT TO GLOBAL FINTECH STRATEGY

New York, New York- (October 4, 2021)

In its latest show of determination to evolve as a dominant player in the global fintech marketspace, the Board of Hammer Fiber Optics Holdings, soon to be known as Hammer Technology Holdings, ("the Company") has resolved its indebtedness to Board Member, Michael A. Sevell, by authorizing the conversion of the Company's $5,272,500 debt to him into 1,757,500 shares of HMMR Common Stock at a price of $3 per share. The deal's share price equates to a 5x multiple over the current OTC share price, suggesting that many within Hammer Group see the new strategy, coupled with current M&A activity, as ripe for putting the firm well back on track for a robust recovery.

Said Michael A. Sevell of the deal and the firm's evolving trajectory:

"As the first and an ongoing investor in the Hammer Group, I have always been positive as to the outcome of the company's prospects. I am especially bullish on the restructuring plans recently implemented by the group, which broadens the scope and introduces much greater value opportunities to its shareholders. As such, I am supporting the efforts of management by converting my debt instruments into equity and taking a much more financially supportive role to better position the company in funding its future positive outcome."

Hammer representatives have commented that this transaction will reflect in the forthcoming 10K filing of the company to be released shortly.

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB: HMMR) soon to be known as Hammer Technology Holdings, is a company investing in the future of technology. Hammer has broadened its strategy to focus on the rapidly evolving world of innovative technology and in an effort to keep pace, has restructured the group to allow for the creation of several related verticals. In addition to its "Everything Wireless" strategy which includes the deployment of high-speed fixed wireless service for residential and small business, Hammer seeks to enter into the Fintech industry which is rapidly becoming the mainstream technology powering today's telecommunication applications. For more information, contact Investor Relations at info@hmmrgroup.com.

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